Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL CORPORATION COMPLETES ACQUISITION OF CONTENTGUARD

Combination of Pendrell Technologies, Ovidian and ContentGuard Creates Fully Integrated Intellectual

Property Investment and Advisory Firm

Kirkland, Wa. (Business Wire) October 31, 2011 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell” or “the Company”) announced today that its subsidiary, Pendrell Technologies LLC, has completed its acquisition of a controlling interest in ContentGuard Holdings, Inc. The transaction was previously announced on September 28, 2011. Pendrell Technologies now owns 90.1% of ContentGuard, which was purchased for $90.1 million in cash, and the remaining 9.9% of ContentGuard is now owned by Time Warner, Inc. (NYSE: TWX).

ContentGuard is a leading inventor, developer and licensor of digital rights management (DRM) and related content distribution patents and technologies. ContentGuard’s intellectual property (IP) portfolio features more than 260 issued patents and more than 160 pending patent applications worldwide. ContentGuard currently has licensing agreements in place with leading technology companies including LG Electronics, Microsoft Corporation, Nokia, Panasonic, Sharp, Sony, Sony Ericsson, Toshiba, Casio, Hitachi, Technicolor, Time Warner, and Xerox Corporation. Pendrell intends to grow ContentGuard’s business through additional emphasis on new innovation and accelerated licensing programs.

“The IP assets and licensing programs created by the team at ContentGuard are extraordinary. We are fortunate to be able to partner both with this talented team and Time Warner to take this business to the next level,” said Joe Siino, Pendrell’s chief intellectual property officer.

Earlier this year, Pendrell announced the acquisition of one of the world’s leading IP business solutions firms, Ovidian Group, which provides a comprehensive suite of IP acquisition, divestiture and advisory services to Fortune 500 corporations and technology firms worldwide.

“We believe that by bringing together the talent and experience of the ContentGuard, Ovidian and Pendrell teams, we have created a fully integrated intellectual property investment and advisory firm,” commented Ben Wolff, chief executive officer of Pendrell. “With our combined intellectual property expertise, financial resources, tax assets and strategic relationships, we are uniquely positioned in the rapidly evolving intellectual property landscape.”

About Pendrell Corporation

Pendrell is headquartered in Kirkland, Washington. In June, 2011, Pendrell acquired Ovidian Group, a global leader in innovative IP solutions and a trusted partner to the world’s leading technology companies. For more information on Pendrell, visit www.pendrell.com. For more information on ContentGuard, visit www.contentguard.com. For more information on Ovidian, visit www.ovidian.com.

Contact:

Christopher Doherty

Pendrell Corporation

703-964-1414

christopher.doherty@pendrell.com

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